Exhibit 10.03

DIP LOAN AGREEMENT

This DIP LOAN AGREEMENT (the "DIP Loan Agreement") dated as of August 5, 2008, is by and among Wells Fargo Foothill, Inc., in its capacity as arranger and administrative agent (in such capacity, " DIP Agent"), acting for and on behalf of the lenders from time to time party to this DIP Loan Agreement (as defined below) as lenders (collectively with DIP Agent, the " DIP Lenders"), Ascendia Brands, Inc., a Delaware corporation, as Debtor and Debtor-in-Possession ("ABI"), Hermes Acquisition Company I, LLC, a Delaware limited liability company, as Debtor and Debtor-in-Possession ("Hermes"), Ascendia Real Estate LLC, Inc., a New York limited liability company, as Debtor and-Debtor-in-Possession, ("Ascendia Real Estate"), Ascendia Brands, Co., Inc., a New Jersey corporation, as Debtor and Debtor-in-Possession, ("ABC"), Lander Co., Inc., a Delaware corporation as Debtor and Debtor-in-Possession, ("Lander"), Lander Intangibles Corporation, a Delaware corporation, as Debtor and Debtor-in-Possession ("Lander Intangibles"), and collectively, with ABI, Hermes, Ascendia Real Estate, ABC, and Lander, the "Borrowers") and Ascendia Brands (Canada) Ltd., a corporation amalgamated under the laws of Ontario, Canada ("Guarantor").

W I T N E S S E T H:

WHEREAS, each Borrower (collectively, the "Debtors") has commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, and each Borrower has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, prior to the commencement of the Chapter 11 Cases (as defined below), Pre-Petition Agent (as defined below) and Pre-Petition Lenders (as defined below) made loans and advances and provided other financial or credit accommodations to Borrowers secured by substantially all assets and properties of Borrowers and Guarantor as set forth in the Existing Loan Documents (as defined below) and the Existing Guarantor Documents (as defined below);

WHEREAS, the Bankruptcy Court (as defined below) has entered a Financing Order (defined below) pursuant to which DIP Agent and DIP Lenders may make post-petition loans and advances, and provide other financial accommodations, to Borrowers secured by substantially all the assets and properties of Borrowers and Guarantor as set forth in the Financing Order and the Loan Documents (as defined below);

WHEREAS, the Financing Order provides that as a condition to the making of such post-petition loans, advances and other financial accommodations, Borrowers and Guarantor shall execute and deliver this DIP Loan Agreement;

WHEREAS, as of the date hereof, Borrower and Guarantor acknowledge and agree that the Events of Default identified on Schedule A hereto have occurred and are continuing (the "Specified Defaults");

WHEREAS, Borrowers and Guarantor desire to reaffirm their obligations to Pre-Petition Agent and Pre-Petition Lenders pursuant to the Existing Loan Documents and acknowledge their continuing liabilities to Pre-Petition Agent and Pre-Petition Lenders thereunder in order to induce DIP Agent and DIP Lenders to make such post-petition loans and advances, waive the Specified Defaults, and provide such other financial accommodations, to Borrowers; and

WHEREAS, Borrowers and Guarantor have requested that DIP Agent and DIP Lenders make post-petition loans and advances and provide other financial or credit accommodations to Borrowers, waive the Specified Defaults, and enter into the DIP Loan Agreement (as defined below), and DIP Agent and DIP Lenders are willing to do so, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DIP Agent, DIP Lenders, Borrowers and Guarantor mutually covenant, warrant and agree as follows:

1.    DEFINITIONS.

      1.1 Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below and the Existing Credit Agreement and the other Loan Documents, shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

            (a) "Bankruptcy Court" shall mean the United States Bankruptcy Court or the United States District Court for the District of Delaware.

            (b) "Chapter 11 Cases" shall mean the Chapter 11 cases of Borrowers which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.

            (c) "Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

            (d) "Budget" shall mean the initial budget delivered to DIP Agent and DIP Lenders in accordance with Section 5.3(a) hereof, setting forth the Projected Information for the periods covered thereby, a copy of which is annexed hereto as Schedule 1.1(d), together with any subsequent or amended budget(s) thereto delivered to DIP Agent and DIP Lenders, in form and substance satisfactory to Agent, in accordance with the terms and conditions hereof.

            (e) "Existing Credit Agreement" shall mean the Credit Agreement, dated as of February 9, 2007, by and among Borrowers, Guarantor, Pre-Petition Agent and Pre-Petition Lenders, as amended by the First Amendment to, and Waiver Under, Credit Agreement, dated as of July 27, 2007, the Second Amendment, and Waiver Under, Credit Agreement, dated as of October 8, 2007, and the Third Amendment to, and Waiver Under, Credit Agreement, dated as of January 15, 2008, and otherwise as in effect immediately prior to the Petition Date.

            (f) "Existing Guarantor Documents" shall mean, collectively, (i) Guarantee, dated as of February 9, 2007, by Guarantor in favor of Pre-Petition Agent, as amended, and (iii) Security Agreement, dated as of February 9, 2007, by Guarantor in favor of Pre-Petition Agent, in each instance, as in effect immediately prior to the Petition Date.

            (g) "Existing Loan Documents " shall mean the Loan Documents (as defined in the Existing Credit Agreement), including, without limitation, the Existing Security Agreements (as defined below) and the Guarantor Documents in each instance, as in effect immediately prior to the Petition Date.

            (h) "Existing Security Agreements" shall mean the Security Agreements, dated as of February 9, 2007, among Borrowers and Pre-Petition Agent, as in effect immediately prior to the Petition Date.

            (i) "Financing Order" shall mean the Interim Financing Order, the Permanent Financing Order and such other orders relating thereto or authorizing the granting of credit by DIP Agent and DIP Lenders to Borrowers on an emergency, interim or permanent basis pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Chapter 11 Cases.

            (j) "Guarantor Documents" shall mean, collectively, the Existing Guarantor Documents, as amended by this DIP Loan Agreement, in each instance, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (k) "Interim Financing Order" shall have the meaning set forth in Section 9.8 hereof.

            (l) "Material Budget Deviation" shall have the meaning set forth in Section 5.3(c) hereof.

            (m) "Permanent Financing Order" shall have the meaning set forth in Section 9.9 hereof.

            (n) "Petition Date" shall mean the date of the commencement of the Chapter 11 Cases.

            (o) "Post-Petition Collateral" shall mean, collectively, all now existing and hereafter acquired real and personal property of each Debtor's estate, wherever located, of any kind, nature or description, including any such property in which a lien is granted to DIP Agent and DIP Lenders pursuant to this DIP Loan Agreement, the Loan Documents, the Financing Order or any other order entered or issued by the Bankruptcy Court, and shall include, without limitation:

                (i) all of the Pre-Petition Collateral;

                (ii) all Accounts;

                (iii) all Books;

                (iv) all Chattel Paper;

                (v) all Deposit Accounts;

                (vi) all Equipment and fixtures;

                (vii) all General Intangibles, including, without limitation, all  Intellectual Property;

                (viii) all Inventory;

                (ix) all Investment Related Property;

                (x) all Real Property and fixtures;

                (xi) all Negotiable Collateral;

                (xii) all rights in respect of Supporting Obligations;

                (xiii) all Commercial Tort Claims;

                (xiv) all money, Cash Equivalents, or other assets of each Borrower;

                (xv) all claims, rights, interests, assets and property recovered by or on behalf of each Borrower and Guarantor or any trustee of such Borrower (whether in the Chapter 11 Cases or any subsequent case to which any of the Chapter 11 Cases is converted), including, without limitation, all property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to Chapter Five of the Bankruptcy Code; and

                (xvi) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

            (p) "Post-Petition Obligations" shall mean all Advances, Supplemental Line Advances and other loans, advances, debts, principal, interest, premiums, obligations (including indemnification obligations), fees, charges, costs, Lender Group Expenses of DIP Agent and DIP Lenders, liabilities, covenants and duties of Borrowers and Guarantor to DIP Agent and DIP Lenders of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Cases, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Cases, and whether arising under or related to this DIP Loan Agreement, as it incorporates the Existing Credit Agreement, as amended, the Guarantor Documents, the other Loan Documents, a Financing Order, by operation of law or otherwise, and whether incurred by such Borrower or Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, debtor-in-possession facility fees, early termination fees, other fees, commissions, costs, expenses and attorneys', accountants' and consultants' fees and expenses incurred in connection with any of the foregoing and Bank Product Obligations.

            (q) “Pre-Petition Agent” shall mean, Wells Fargo Foothill, Inc. in its capacity as arranger and administrative agent acting for and behalf the Pre-Petition Lenders party to the Existing Credit Agreement.

            (r) "Pre-Petition Collateral" shall mean, collectively, (i) all "Collateral" as such term is defined in each of the Existing Security Agreements as in effect immediately prior to the Petition Date, (ii) all "Collateral" as such term is defined in each of the Existing Guarantor Documents as in effect immediately prior to the Petition Date, and (iii) all other security for the Pre-Petition Obligations as provided in the Existing Credit Agreement, the Existing Guarantor Documents, the Existing Security Agreements and the other Existing Loan Documents immediately prior to the Petition Date.

            (s) "Pre-Petition Revolving Debt" shall mean the Pre-Petition Obligations less the amount of the Term Loans.

            (t) “Pre-Petition Lenders” shall mean the financial institutions from time to time party to the Existing Credit Agreement.

            (u) "Pre-Petition Obligations" shall mean all Advances (including Protective Advances), Supplemental Line Advances, and other loans, advances, debts, principal, interest, premiums, obligations (including indemnification obligations), fees, charges, costs, Lender Group Expenses, liabilities, indebtedness, covenants and duties of Borrowers and Guarantor to Pre-Petition Agent and Pre-Petition Lenders of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising before the Petition Date under or related to the Existing Credit Agreement, the Existing Guarantor Documents, the other Existing Loan Documents, by operation of law or otherwise, and whether incurred by such Borrower or Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, early termination fees, other fees, commissions, costs, expenses and attorneys', accountants' and consultants' fees and expenses incurred in connection with any of the foregoing and Bank Product Obligations.

            (v) "DIP Loan Agreement" shall mean this DIP Loan Agreement by and among Borrowers, Guarantor, DIP Agent and DIP Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (w) "Revolving Lenders" shall mean each Lender with a Revolver Commitment.

1.2    Amendments to Definitions.

(a) Collateral.  All references to the term "Collateral" in the Existing Credit Agreement or the other Loan Documents, or any other term referring to the security for the Pre-Petition Obligations, shall be deemed, and each such reference is hereby amended to mean, collectively, the Pre-Petition Collateral and the Post-Petition Collateral.

(b) Debtors.  All references to Debtors, including, without limitation, to the terms "Borrower," "Borrowers," "Grantor", or "Grantors" in the DIP Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean and include the Debtors as defined herein, and their successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the Chapter 11 Case of such corporation).

(c) DIP Loan Agreement.  All references to the term "Credit Agreement" in the Existing Credit Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean this DIP Loan Agreement, as it incorporates the Existing Credit Agreement, as amended and adopted by each Borrower and Guarantor pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d) Loan Documents.  All references to the term "Loan Documents" in the DIP Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, this DIP Loan Agreement and all of the Existing Loan Documents, as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms hereof, as amended and supplemented hereby, and the Financing Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) Material Adverse Change.  All references to the term "Material Adverse Change," "material adverse change" or "material adverse effect" in the Credit Agreement, this DIP Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to add at the end thereof:  "provided that, the commencement of the Chapter 11 Cases shall not constitute a material adverse change".

(f) Obligations.  All references to the term "Obligations" in the DIP Loan Agreement, the existing Credit Agreement, this DIP Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean both the Pre-Petition Revolving Debt and the Post-Petition Obligations.

1.3    Interpretation.

(a) For purposes of this DIP Loan Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Existing Credit Agreement.

(b) All references to the term "DIP Agent," "DIP Lender," "Borrower," "Guarantor," "Debtor" or any other person pursuant to the definitions in the recitals hereto or otherwise shall include its respective successors and assigns.

(c) All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular unless the context of such usage requires otherwise.

(d) All terms not specifically defined herein which are defined in the Uniform Commercial Code, as in effect in the State of New York as of the date hereof, shall have the meaning set forth therein, except that the term "Lien" or "lien" shall have the meaning set forth in § 101(37) of the Bankruptcy Code.

2.    ACKNOWLEDGMENT.

2.1    Pre-Petition Obligations.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that, as of August 5, 2008, Borrowers and Guarantor are indebted to Pre-Petition Agent and Pre-Petition Lenders in respect of all Pre-Petition Obligations in the aggregate principal amount of not less than $95,974,753.93, consisting of (a) Pre-Petition Advances (including Protective Advances) made pursuant to the Existing Credit Agreements in the aggregate principal amount of not less than $18,328,127.69, together with interest accrued and accruing thereon, (b)(i) Term Loan A-1 in the principal amount of not less than $31,166,666.69,  (ii) Term Loan A-1A in the principal amount of $6,032,240.76 and (iii) Term Loan A-2 in the principal amount of $40,447,718.75, together in each case, with interest accrued and accruing thereon, and all costs, expenses, fees (including attorneys' fees and legal expenses) and (c) other charges now or hereafter owed by Borrowers to Pre-Petition Agent and Pre-Petition Lenders, all of which are unconditionally owing by Borrowers to Pre-Petition Agent and Pre-Petition Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.

2.2    Guaranteed Obligations.  Guarantor hereby acknowledges, confirms and agrees that:

(a) all obligations of Guarantor under the Guarantor Documents are unconditionally owing by Guarantor to Pre-Petition Agent and Pre-Petition Lenders without offset, defense or counterclaim of any kind, nature and description whatsoever, and

(b) the absolute and unconditional guarantee of the payment of the Pre-Petition Obligations by such Guarantor pursuant to the Guarantor Documents extends to all Post-Petition Obligations owing to DIP Agent and DIP Lenders, subject only to the limitations set forth in the Guarantor Documents.

2.3    Acknowledgment of Security Interests.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Pre-Petition Agent, for the benefit of itself and the other Pre-Petition Lenders, has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted to Pre-Petition Agent and Pre-Petition Lenders pursuant to the Existing Loan Documents as in effect immediately prior to the Petition Date to secure all of the Pre-Petition Obligations, as well as valid and enforceable replacement security interests in and liens upon all Post-Petition Collateral granted to Pre-Petition Agent, for the benefit of itself and the other Pre-Petition Lenders, under the Financing Order or hereunder or under any of the other Loan Documents or otherwise granted to or held by Pre-Petition Agent and Pre-Petition Lenders, in each case, subject only to liens or encumbrances expressly permitted by the DIP Loan Agreement and any other liens or encumbrances expressly permitted by the Financing Order, including without limitation, the post-petition liens and security interests granted in favor of DIP Agent, for the benefit of itself and the other DIP Lenders, that may have priority over the liens in favor of Pre-Petition Agent and Pre-Petition Lenders.

2.4    Binding Effect of Documents.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that: (a) each of the Existing Loan Documents to which it is a party was duly executed and delivered to Pre-Petition Agent and Pre-Petition Lenders by such Borrower or Guarantor and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower or Guarantor contained in the Existing Loan Documents constitute the legal, valid and binding obligations of such Borrower or Guarantor enforceable against it in accordance with the terms thereof, and such Borrower or Guarantor has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Pre-Petition Agent and Pre-Petition Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in the Loan Documents and the Financing Order.

2.5    Acknowledgment of Specified Defaults.  Each Borrower and Guarantor hereby acknowledges and agrees that the Specified Defaults have occurred and are continuing, each of which constitutes an Event of Default and entitles Pre-Petition Agent and Pre-Petition Lenders to cease making Advances and other financial and credit accommodations otherwise available under the Existing Credit Agreement and the other Existing Loan Documents, and to exercise their other rights and remedies under the Existing Loan Documents, applicable law or otherwise.

2.6    Waiver of Specified Defaults.  Subject to the terms and conditions set forth herein, DIP Agent and DIP Lenders hereby waive each of the Specified Defaults in connection with making post-petition loans, advances and other financial accommodations.  Nothing contained herein shall be construed as a waiver of the failure of Borrowers and Guarantor to comply with any other terms of the DIP Loan Agreement and the other Loan Documents after the date hereof.

3.    ADOPTION AND RATIFICATION

Each Borrower and Guarantor hereby (a) ratifies, assumes, adopts and agrees to be bound by all of the Existing Loan Documents to which it is a party and (b) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of such Existing Loan Documents, as amended by this DIP Loan Agreement, and in accordance with the Financing Order.  All of the Existing Loan Documents are hereby incorporated herein by reference and hereby are and shall be deemed adopted and assumed in full by Borrowers, each as Debtor and Debtor-in-Possession, and Guarantor and considered as agreements between such Borrowers or Guarantor, on the one hand, and DIP Agent and DIP Lenders, on the other hand.  Each Borrower and Guarantor hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Existing Loan Documents, as amended and supplemented pursuant hereto, incorporated herein and the Financing Order, and each Borrower, as Debtor and Debtor-in-Possession, and Guarantor agrees to be fully bound by the terms of the Loan Documents to which such Borrower or Guarantor is a party.

4.    GRANT OF SECURITY INTEREST.

As collateral security for the prompt performance, observance and payment in full of all of the Obligations (including the Pre-Petition Revolving Debt and the Post-Petition Obligations), Borrowers and Guarantors, each as Debtor and Debtor-in-Possession, hereby grant, pledge and assign to DIP Agent, for the benefit of itself and the other DIP Lenders, and also confirm, reaffirm and restate the prior grant to Pre-Petition Agent and Pre-Petition Lenders of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral.

5.    ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

In addition to the continuing representations, warranties and covenants heretofore and hereafter made by Borrowers and Guarantor to DIP Agent and DIP Lenders, whether pursuant to the Loan Documents or otherwise, and not in limitation thereof, each Borrower and Guarantor hereby represents, warrants and covenants to DIP Agent and DIP Lenders the following (which shall survive the execution and delivery of this DIP Loan Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of Advances and Supplemental Line Advances by DIP Agent and DIP Lenders:

5.1    Financing Order.  The Interim Financing Order (and, following the expiration of the Interim Financing Period defined therein, the Permanent Financing Order) has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by DIP Agent) and is not subject to any pending appeal or stay.

5.2    Use of Proceeds.  All Advances and Supplemental Line Advances provided by DIP Agent or any DIP Lender to Borrowers pursuant to the Financing Orders, the DIP Loan Agreement or otherwise, shall be used by Borrowers for general operating and working capital purposes in the ordinary course of business of Borrowers (including professional fees) in accordance with the Budget pursuant to Section 5.3 of this DIP Loan Agreement.  Unless authorized by the Bankruptcy Court and approved by DIP Agent in writing, no portion of any administrative expense claim or other claim relating to the Chapter 11 Cases shall be paid with the proceeds of such Advances or Supplemental Line Advances provided by DIP Agent and DIP Lenders to Borrowers, other than those administrative expense claims and other claims relating to the Chapter 11 Cases directly attributable to the operation of the business of any Borrower in the ordinary course of such business in accordance with the DIP Loan Agreement and the other Loan Documents.

5.3    Budget.

(a) Borrowers have prepared and delivered to DIP Agent and DIP Lenders the Budget.  The initial Budget has been reviewed by Borrowers and sets forth for the periods covered thereby: (i) projected weekly operating cash receipts and revenues for each week commencing with the week ending August 8, 2008, (ii) projected weekly operating cash disbursements for each week commencing with the week ending August 8, 2008, (iii) projected aggregate principal amount of outstanding Advances and Supplemental Line Advances for each week commencing with the week ending as of August 8, 2008, and (iv) projected weekly amounts of Advances available to Borrowers under the terms, conditions and formulae of the DIP Loan Agreement, as it incorporates the Existing Credit Agreement for each week commencing with the week ending August 8, 2008 (collectively, the "Projected Information").  In addition to the initial Budget, by no later than 5:00 p.m. (Eastern time) on the Monday of each week commencing on August 11, 2008, Borrowers shall furnish to DIP Agent and DIP Lenders, in form and substance satisfactory to DIP Agent, an updated Budget and a report in the form attached hereto as schedule 5.3(a) that sets forth for the immediately preceding week and on a cumulative basis a comparison of the actual cash receipts, revenues, cash disbursements, Revolver availability and Advance and Supplemental Line Advance balances to the corresponding items in the Projected Information for such weekly periods set forth in the Budget on a cumulative, weekly roll-forward basis, together with a certification from the chief financial officer of the Borrowers that no disbursements, other than as set forth on the Budget, have been made and no Material Budget Deviation has occurred.

(b) Each Borrower and Guarantor acknowledges, confirms and agrees that commencing with the trailing one (1) week period ending on August 8, 2008, and for the trailing two (2) week period ending on the Friday of each week thereafter: (i) each of the actual aggregate weekly cash Collections net of discounts and allowances during such period shall not be less than ninety (90%) percent of the projected aggregate weekly cash Collections during such period in the Budget, (ii) each of the actual aggregate weekly Forecasted Revenues during such period shall not be less than eighty-five (85%) of the projected aggregate weekly Forecasted Revenues during such period in the Budget, (iii) the actual aggregate weekly cash disbursements for each line item in the Budget during such period shall not be more than the projected aggregate weekly cash disbursements for each such line item set forth in the Budget during such period, (iv) the actual aggregate weekly cash disbursements for all line items in the Budget during such period shall not be more than the projected aggregate weekly cash disbursements for all such line items set forth in the Budget during such period, (v) the actual aggregate amount of Advances available to Borrowers as of the end of such period under the terms, conditions and formulae of the DIP Loan Agreement as it incorporates the Existing Credit Agreement shall not be less than the projected amount of Advances available to Borrowers as of the end of such period, or (vi) the actual aggregate principal amount of outstanding Advances and Supplemental Line Advances as of the end of such period shall not be more than the projected aggregate principal amount of outstanding Advances and Supplemental Line Advances as of the end of such period.

(c) Each Borrower and Guarantor hereby confirms, acknowledges and agrees that (i) a failure to maintain the minimum deviations in the Budget as set forth in Section 5.3(b) hereof shall constitute a material deviation from the Budget and an additional Event of

Default (each, a "Material Budget Deviation") and (ii)  the failure to deliver any Budget or any reports with respect to any Budget, in form and substance satisfactory to DIP Agent, as provided in Section 5.3(a) hereof, shall constitute an Event of Default.  Provided that no Default or Event of Default has occurred under the terms and conditions of this DIP Loan Agreement or the Financing Order, DIP Agent or DIP Lenders agree to provide Revolver Advances and/or Supplemental Line Advances to Borrowers in accordance with and in amounts not to exceed the amounts set forth in the Budget, subject to the terms and conditions set forth in the Credit Agreement, as amended by this DIP Loan Agreement, the Financing Order and the other Loan Documents.  DIP Agent and DIP Lenders are relying upon the Borrowers' delivery of, and compliance with, the Budget in accordance with this Section 5.3 in determining to enter into the financing arrangements provided for herein.

(d) Notwithstanding the foregoing, any and all Advances and Supplemental Line Advances with respect to items listed on the Budget as "Contingencies" shall only be made by DIP Agent and DIP Lenders, in their sole discretion, after receipt of a specific request for such an Advance or Supplemental Line Advance by Borrowers.

5.4    Sale Process.

(a)    Retention of Financial Advisor.

(i) Borrowers shall continue to retain Houlihan Lokey Howard & Zukin Capital, Inc., or such other financial advisory firm ("Financial Advisor") acceptable to DIP Agent and DIP Lenders, on terms and conditions acceptable to DIP Agent and DIP Lenders, as their financial advisor to, among other things, assist Borrowers in the marketing and sale of substantially all of their assets and properties.  On the Petition Date, Borrowers shall have filed a motion seeking to retain Financial Advisor on the same terms and conditions of Financial Advisor's set forth in such motion or on such other terms and conditions acceptable to the DIP Agent and DIP Lenders.

(ii) Borrowers hereby irrevocably permit, authorize and direct the Financial Advisor to consult with DIP Agent and DIP Lenders immediately after consulting with Borrowers, and to deliver to DIP Agent, on behalf of DIP Lenders, contemporaneously with the delivery thereof to Borrowers, all offers, bids, letters of intent, budgets, records, projections, financial information, reports and other information prepared by or in the possession of the Financial Advisor relating to the sale process, subject in each case to all confidentiality restrictions binding on any Borrower or Guarantor.

(b)    Sale Process.

(i) Borrowers shall, and shall instruct the Financial Advisor to continue to market for sale the Borrowers' assets, including, without limitation, engaging in negotiations with any prospective bidders;

(ii) Not later than August 5, 2008, Borrowers shall file a Motion with the Bankruptcy Court (the "Bid Procedures Motion"), which shall be in form and substance acceptable to DIP Agent, which Bid Procedures Motion shall seek the approval of bidding, procedures with an auction scheduled to occur no later than September 10, 2008, a Sale

Hearing scheduled to occur no later than September 17, 2008, and a closing scheduled to occur no later than September 24, 2008.

(iii) Not later than August 29, 2008 (unless otherwise agreed to by DIP Agent and DIP Lenders), Borrowers shall enter into an Asset Purchase Agreement ("APA"), in form and substance acceptable to DIP Agent and DIP Lenders, for the sale of substantially all of Borrowers' assets, which (A) shall provide, in part, for a good faith deposit in an amount and on terms and conditions acceptable to DIP Agent and DIP Lenders, (B) shall specify the form of Bid Procedures, in form and substance acceptable to DIP Agent and DIP Lenders, (C) shall be subject to higher and better offers; and (D) shall require Borrowers to file a Sale Motion (the "Sale Motion"), in form and substance satisfactory to DIP Agent, seeking the approval of the proposed sale within two (2) business days of the execution of an APA.

(iv) The terms and conditions of the APA, the Bid Procedures Motion, and the Sale Motion shall, in each instance, be on terms and conditions acceptable to DIP Agent.

5.5    Ratification of Cash Management Agreement.   To the extent DIP Agent deems it necessary in its discretion and upon DIP Agent's request, Borrowers and Guarantor shall promptly provide DIP Agent with evidence, in form and substance satisfactory to DIP Agent, that the Cash Management Agreement (as defined in the Financing Order) and other deposit account arrangements provided for under Section 2.7 of the Existing Credit Agreement have been ratified and amended by the parties thereto, or their respective successors in interest, in form and substance satisfactory to DIP Agent, to reflect the commencement of the Chapter 11 Cases, that each Borrower, as Debtor and Debtor-in-Possession, and Guarantor is the successor in interest to such Borrower or Guarantor, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for.

5.6    ERISA.   Each Borrower and Guarantor to their best of their knowledge hereby represents and warrants with, to and in favor of DIP Agent and DIP Lenders that (a) there are no liens, security interests or encumbrances upon, in or against any assets or properties of any Borrower or Guarantor arising under ERISA, whether held by the Pension Benefit Guaranty Corporation (the "PBGC") or the contributing sponsor of, or a member of the controlled group thereof, any pension benefit plan of any Borrower or Guarantor and (b) no notice of lien has been filed by the PBGC (or any other Person) pursuant to ERISA against any assets or properties of any Borrower or Guarantor.

5.7    Permanent Financing Order.  The Bankruptcy Court shall have entered a Permanent Financing Order authorizing the secured financing on the terms and conditions set forth in this DIP Loan Agreement, granting to DIP Agent and DIP Lenders the senior security interests and liens described above and super-priority administrative expense claims described above (except as otherwise specifically provided in the Interim Financing Order), and modifying the automatic stay and other provisions required by DIP Agent and its counsel ("Permanent Financing Order").  Neither DIP Agent nor any DIP Lender shall provide any Advances or Supplemental Line Advances (or other financial accommodations) other than those authorized under the Interim Financing Order unless, on or before the expiration of the Interim Financing

Order, the Permanent Financing Order shall have been entered, and there shall be no appeal or other contest with respect to either the Interim Financing Order or the Permanent Financing Order and the time to appeal to contest such order shall have expired.

5.8    (a)           Borrowers have amended the retention of Carl Marks Advisory Group, LLC to act as their Chief Restructuring Officer (“CRO”).  The Agreement providing for the retention of the CRO shall not be amended, modified, supplemented or terminated without the prior written consent of DIP Agent.  The CRO and the scope and nature of the engagement of the CRO shall at all times be acceptable to DIP Agent, in its discretion, including, without limitation, the CRO’s authority to manage Borrowers’ operations and financial affairs in connection with conducting the Borrowers’ operations and in connection with the Sale Process.  Borrowers and Guarantor agree to provide the CRO with complete and full access to all of their books and records and premises and agree to cooperate fully with the CRO.  Borrowers and Guarantor hereby authorize and direct (which authorization and direction shall be irrevocable during the term of the CRO’s retention agreement) the CRO to share with DIP Agent and DIP Lenders, all budgets, records, projections, financial information, reports and other information relating to the Collateral and the financial condition or operations of the business of Borrowers and Guarantor.

(b)    The parties hereto acknowledge and agree that it should be an additional Event of Default if the CRO resigns or is terminated by Borrowers and is not promptly replaced with another firm acceptable to DIP Agent and DIP Lenders, on terms and conditions acceptable to DIP Agent and DIP Lenders.

6.    DIP FACILITY FEE.

Borrowers shall pay to DIP Agent, for the account of DIP Lenders on a pro rata basis according to their respective pre-petition Revolver Commitments, a debtor-in-possession financing facility fee, in the amount of $500,000, on account of the financing provided by DIP Agent and DIP Lenders to Borrowers in the Chapter 11 Cases, which fee shall be fully earned and due and payable on the date hereof and which may be charged directly to the loan account of any Borrower maintained by DIP Agent.

7.    AMENDMENTS.

7.1    Availability Reserves.  Section 2.1(b) of the Existing Credit Agreement is hereby amended to add the following clause (ii) at the end of thereof:

" or (g) to establish the reserve provided for in Section 2.4 of the Financing Order."

7.2    LIBOR Option.  Notwithstanding any provision of the Existing Credit Agreement or any of the other Loan Documents to the contrary, on and after the date hereof:

(a)    Borrowers shall not request and DIP Agent and DIP Lenders shall not make any LIBOR Rate Loans;

(b)    all LIBOR Rate Loans outstanding on the date hereof (if any) shall automatically be converted to Base Rate Loans and Borrowers shall not request that any such existing LIBOR Rate Loans continue for any additional Interest Period; and

(c)    Borrowers shall not request that any Base Rate Loans be converted to LIBOR Rate Loans and DIP Agent and DIP Lenders shall not be obligated to convert any such Base Rate Loans to LIBOR Rate Loans.

7.3    Collateral Reporting.  Notwithstanding anything to the contrary contained in Section 5.3 of the Existing Credit Agreement or any other Loan Documents, Borrowers shall (i) continue to provide DIP Agent with the collateral reporting Borrowers were providing DIP Agent prior to the Petition Date, (ii) shall provide DIP Agent with any additional information and reporting reasonably requested by DIP Agent, and (ii) shall provide DIP Agent with all additional reporting required by this DIP Loan Agreement, including, without limitation, the certificates and reports required by Section 5.3 hereof.

7.4    Term Loans.  Notwithstanding anything to the contrary contained in the Existing Credit Agreement or any other Loan Document,

(a)    DIP Agent shall not apply payments received or collected from any Borrower or Guarantor, or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) to the payment or prepayment of any Obligations arising from or in connection with the Term Loans unless, both before and after giving effect thereto, (i) Post-Petition Obligations including, without limitation, the Pre-Petition Revolving Debt, from or in connection with the Advances and the Supplemental Line Advances, whether incurred pre-petition or post-petition have been paid in full as determined by DIP Agent in its sole discretion.

(b)    There shall be no payments of principal or interest in respect if the Term Loans, except in accordance with any Financing Order or other order of the Bankruptcy Court.

7.5    Supplemental Advances.  Section 2.1 of the Existing Credit Agreement is hereby amended to add the following at the end thereof:

"2.1(e) Supplemental Line Advances.  In addition to the Advances, which have been made by DIP Lenders to Borrowers pursuant to the DIP Loan Agreement, as it incorporates paragraph 2.1 of the Existing Credit Agreement, each DIP Lender agrees to make additional Supplemental Line Advances (as hereinafter defined) to Borrowers in accordance with the following terms:

(i)    "Supplemental Line Advance Termination Date." shall mean the earlier of (A) October 3, 2008, or (B) the occurrence or the existence of an Event of Default, other than the Specified Defaults.

(ii)    "Supplemental Line Advance Limit" shall mean $9,428,000 (which shall be inclusive of any pre-petition Protective Advances) provided that the amount of outstanding Supplemental Line Advances in any one week shall not exceed the amounts set forth on the Budget.

(iii)    "Supplemental Line Advances" shall mean Advances made by each Revolving Lender to Borrowers, on a revolving basis, in addition to the Advances, which have been made by each DIP Lender to Borrowers in amounts in excess of the amounts otherwise available to Borrowers under the DIP Loan Agreement as it incorporates Section 2.1 of the Existing Credit Agreement; provided, that, (A) in no event shall the aggregate outstanding amount of all Supplemental Line Advances exceed the Supplemental Line Advance Limit, (B) in no event shall the Supplemental Line Advances exceed the amount of Supplemental Line Advances projected for such week in the Budget, and (C) the proceeds of the Supplemental Line Advances shall only be used to fund expenses in amounts not to exceed the amounts set forth in the Budget.

(iv)    "Supplemental Line Advance Extensions."  In addition to the Advances, which may be made by each DIP Lender to Borrowers pursuant to the DIP Loan Agreement, as it incorporates Section 2.1 of the Credit Agreement, and upon the request of Borrowers, made at any time and from time to time prior to the Supplemental Line Advance Termination Date, subject to the terms and conditions contained herein and any other Loan Documents, each DIP Lender has agreed to make Supplemental Line Advances to Borrowers in an amount in excess of the amount otherwise available to Borrowers pursuant to the DIP Loan Agreement, as it incorporates Section 2.1 of the Existing Credit Agreement (as calculated by DIP Agent, subject to the sublimits and Reserves established pursuant to the Existing Credit Agreement) up to the aggregate amount not to exceed the Supplemental Line Advance Limit as then in effect.

(v)    "Maximum Revolver Amount."  Notwithstanding anything to the contrary set forth herein, in no event shall the sum of the aggregate amount of outstanding Supplemental Line Advances, plus the aggregate amount of all other outstanding Advances, at any time exceed the amount of $26,436,000, provided that the amount of outstanding Advances in any one week shall not exceed the amounts set forth on the Budget.

(vi)    "Supplemental Advance Limit; Collateral."  Except in DIP Agent's discretion, Borrowers shall not have any right to request or receive, and each DIP Lender shall not make, any Supplemental Line Advance in excess of the Supplemental Advance Limit as then in effect, at any time after the Supplemental Advance Termination Date.  The Supplemental Line Advances shall be secured by all of the Collateral.

(vii)    "Payment in full on Supplemental Advance Termination Date."  Unless sooner demanded by DIP Agent and each DIP Lender in accordance with the terms of the DIP Loan Agreement and the other Loan Documents, or as otherwise due as provided above, all outstanding and unpaid Obligations arising pursuant to the Supplemental Line Advances, including, but not limited to, principal, interest, fees, costs, expenses and other charges hereof payable by Borrowers to DIP Agent and each DIP Lender (collectively, the "Supplemental Advance Obligations") shall automatically, without notice or demand, be absolutely and unconditionally due and payable and Borrowers and Guarantor shall pay to DIP

Agent and each DIP Lender in cash or other immediately available funds all of the then outstanding Supplemental Advance Obligations on the Supplemental Advance Termination Date.

(viii)    "Additional Event of Default."  Borrowers and Guarantor acknowledge and agree that, notwithstanding anything to the contrary contained in the DIP Loan Agreement or the other Loan Documents, the failure of Borrowers and Guarantor to pay all of the Supplemental Advance Obligations in accordance with the terms of this DIP Loan Agreement shall constitute an Event of Default.

(ix)    Supplemental Line Interest.  Interest on all Supplemental Line Advances shall accrue at a rate per annum equal to the Base Rate plus 4.75% per annum, which shall be calculated and payable in accordance with the DIP Loan Agreement, as it incorporates Section 2.6 of the Existing Credit Agreement.

7.6    Definitions.  Schedule 1.1 of the Existing Credit Agreement is hereby amended as follows:

(a)    Definition of Base Rate.  The definition of Base Rate Margin is hereby amended to delete subsection (a)(i) and substitute the following therefor:

"(a)(i) in respect of Advances that are Base Rate Loans, 4.75 percentage points per annum."

(b)    Definition of GAAP.  The definition of GAAP set forth at Schedule 1.1 of the Existing Credit Agreement is hereby amended by adding the following language to the end of such definition:

"From and after the effective date of the DIP Loan Agreement, GAAP shall be determined on the basis of such principles in effect on the date of the DIP Loan Agreement and consistent with those used in the preparation of the most recent audited financial statements delivered to DIP Agent prior to such effective date thereof."

7.7    Term Loans.  Section 2.2 of the Existing Credit Agreement is hereby amended as follows (based on the prior understanding reached by and among Borrowers, Pre-Petition Agent and Pre-Petition Lenders).

(a)    Clause (a) of Section 2.2 of the Existing Credit Agreement is hereby amended to add at the end of the second sentence thereof:

"provided, however, that the principal payment with respect to Term Loan A-1 in the amount of $500,000, which is due on June 30, 2008, shall be due and payable on July 11, 2008"

(b)    Clause (b) of Section 2.2 of the Existing Credit Agreement is hereby amended to add at the end thereof:

"Notwithstanding the foregoing, the interest payments with respect to Term Loan A-2 in the amount of $1,507,777.88, which is due on June 26, 2008 and in the amount of $6,063.00, which is due on July 1, 2008, shall be due and payable on July 11, 2008."

(c)    Clause (c) of Section 2.2 of the Existing Credit Agreement is hereby amended to add at the end thereof:

"Notwithstanding the foregoing, the interest payments with respect to Term Loan A-1A in the amount of $180,166.36, which is due on June 28, 2008 and in the amount of $356.10, which is due on July 7, 2008, shall be due and payable on July 11, 2008."

7.8    Limits and Sublimits.  Section 2 of the Existing Credit Agreement is hereby amended by adding the following new Section 2.17 at the end of such Section:

"2.17   All limits and sublimits set forth in this Agreement, and any formula or other provision to which a limit or sublimit may apply, shall be determined on an aggregate basis considering together both the Pre-Petition Revolving Debt and the Post-Petition Obligations."

7.9    Payments.  Section 2.4 of the Existing Credit Agreement is hereby amended by adding the following new subsection (f) Section:

"Without limiting the generality of the foregoing, DIP Agent may, in its discretion, apply any such payments or proceeds first to the Pre-Petition Revolving Debt until such Pre-Petition Revolving Debt is paid and satisfied in full."

7.10    Representations and Warranties.  Section 4 of the Existing Credit Agreement is hereby amended as follows:

(a)    Fraudulent Transfer.  Clause (a) of Section 4.12 is hereby amended by deleting such current clause in its entirety, and clause (b) therein shall be reinstated as new clause (a).

7.11    Affirmative Covenants.  Section 5 of the Existing Credit Agreement is hereby amended as follows:

(a)    Additional Financial Reporting Requirements.  Section 5.3 of the Existing Credit Agreement is hereby amended by adding the following at the end thereof:

"Each Borrower and Guarantor shall also provide DIP Agent with copies of all financial reports, schedules and other materials and information at any time furnished by or on behalf of any Borrower or Guarantor to the Bankruptcy Court, or the U.S. Trustee or to any creditors' committee or such Borrower's or

Guarantor's shareholders, concurrently with the delivery thereof to the Bankruptcy Court, creditors' committee, U.S. Trustee or shareholders, as the case may be."

7.12    Negative Covenants.  Section 6 of the Existing Credit Agreement is hereby amended as follows:

(a)    Sale of Assets, Consolidation, Merger, Disabilities, Etc.  Notwithstanding anything to the contrary contained in the DIP Loan Agreement as it incorporates Section 6.4 of the Existing Credit Agreement or any other provision of the Existing Credit Agreement or the other Loan Documents, Borrowers and Guarantor shall not directly or indirectly sell, transfer, lease, encumber, return or otherwise dispose of any portion of the Collateral or any other assets of Borrowers and Guarantor, including, without limitation, assume, reject or assign any leasehold interest or enter into any agreement to return Inventory to vendor, whether pursuant to section 546 of the Bankruptcy Code or otherwise, without the prior written consent of DIP Agent (and no such consent shall be implied, from any other action, inaction or acquiescence by DIP Agent or any Lender) except for sales of Borrowers' and Guarantor's Inventory in the ordinary course of their business.

(b)    Financial Covenants.  Section 6.16 of the Existing Credit Agreement is hereby amended by deleting such section in its entirety and substituting "[Reserved]" therefor.

(c)    Canadian Plant Restructuring.  Section 6.20 of the Existing Credit Agreement is hereby amended by deleting such section in its entirety and substituting the following therefor.

"Borrowers shall submit to DIP Agent and DIP Lenders no later than August 8, 2008, a plan which shall be satisfactory to Agent and DIP Lenders, to liquidate or otherwise dispose of the assets located in Canada ("the Canadian Plan").  Prior to the submission and approval of the Canadian Plan, all disbursements with respect to the business operations and/or assets located in Canada including, without limitation, any disbursements reflected on the Budget, shall be subject to review and consent by DIP Agent and DIP Lenders."

7.13    Events of Default.  Section 7.1 of the Existing Credit Agreement is hereby amended as follows:

(a)    Sections 7.4 and 7.5 of the Existing Credit Agreement are hereby amended to delete all references to "any Credit Party " and substitute "Guarantor" therefor.

(b)    Section 7 of the Existing Credit Agreement is hereby amended by (i) deleting the reference to the word "or" at the end of Section 7.14, (ii) replacing the period appearing at the end of Section 7.15 with a semicolon, and (iii) adding the following thereafter:

"7.16 The occurrence of any condition or event which permits DIP Agent and DIP Lenders to exercise any of the remedies set forth in the Financing Order, including, without limitation, any "Event of Default" (as defined in the Financing Order);

7.17 The termination or non-renewal of the Loan Documents as provided for in the Financing Order;

7.18 Any Borrower or Guarantor suspends or discontinues or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business, or a trustee, receiver or custodian is appointed for any Borrower or Guarantor, or any of their respective properties;

7.19 Any act, condition or event occurring after the Petition Date that has or would reasonably expect to have a Material Adverse Change upon the assets of any Borrower or Guarantor, or the Collateral or the rights and remedies of DIP Agent and DIP Lenders under the DIP Loan Agreement or any other Loan Documents or the Financing Order;

7.20 Conversion of any Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code;

7.21 Dismissal of any Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily;

7.22 The grant of a lien on or other interest in any property of any Borrower or Guarantor, other than a lien or encumbrance permitted by Section 6.2 hereof or by the Financing Order, or an administrative expense claim other than such administrative expense claim permitted by the Financing Order or this DIP Loan Agreement by the grant of or allowance by the Bankruptcy Court, which is superior to or ranks in parity with DIP Agent's and DIP Lenders' security interest in or lien upon the Collateral or their Superpriority Claim (as defined in the Financing Order);

7.23 The Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of DIP Agent (and no such consent shall be implied from any other authorization or acquiescence by DIP Agent or any DIP Lender);

7.24 The appointment of a trustee pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code;

7.25 The appointment of an examiner with special powers pursuant to Section 1104(a) of the Bankruptcy Code;

7.26 The filing of a plan of reorganization or liquidation by or on behalf of any Borrower or Guarantor, to which DIP Agent has not consented in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein; or

7.27 The confirmation of any plan of reorganization or liquidation in the Chapter 11 Case of any Borrower or Guarantor, to which DIP Agent has not consented to in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein."

7.14    Choice of Law and Venue; Jury Trial Waiver.  Section 12(a) of the Existing Credit Agreement is hereby amended by adding the following at the end thereof:  "except to the extent that the provisions of the Bankruptcy Code are applicable and specifically conflict with the foregoing."

7.15    Term.  The first two sentences of Section 3.3 of the Existing Credit Agreement are hereby deleted in their entirety and the following substituted therefor:

"This Agreement shall continue in full force and effect for a term ending on the earlier to occur of (a) October 3, 2008, (b) the confirmation of a plan of reorganization for any Borrower or Guarantor in the Chapter 11 Cases, or (c) the last termination date set forth in the Interim Financing Order, unless the Permanent Financing Order has been entered prior to such date, and in such event, then the last termination date set forth in the Permanent Financing Order (the earlier to occur of clauses (a), (b) and (c) referred to herein as the "Maturity Date"); provided, that, this Agreement and all other Loan Documents must be terminated simultaneously."

7.16    Notices.  Section 11 of the Existing Credit Agreement is hereby amended by adding that any notices, requests and demands also be sent to the following parties:

If to Borrowers or Guarantor:	Ascendia Brands, Inc. 100 American Metro Building, Suite 108 Hamilton, New Jersey 08619 Facsimile No.: (609) 890-8458 Attn: General Counsel

with a copy to:	Kramer Levin Naftalis Frankel, LLP 1177 Avenue of the Americas New York, New York 10036 Facsimile No.: (212) 715-8000 Attn: Robert T. Schmidt, Esq. Amy Caton, Esq.

with a copy to:	Young Conaway Stargett and Taylor 1000 West Street, 17th Floor Wilmington, Delaware 19801 Facsimile No.: (302) 576-3287 Attn: Blake Cleary, Esq.

If to DIP Agent:	Wells Fargo Foothill, Inc. One Boston Place 18th Floor Boston, Massachusetts 02108 Facsimile No.: (617) 722-9493 Attn: Paul G. Chao

with a copy to:	Otterbourg, Steindler, Houston & Rosen, P.C. 230 Park Avenue New York, New York 10169 Facsimile No.: (212) 682-6104 Attn: Andrew M. Kramer, Esq.

Richards Layton & Finger One Rodney Square Wilmington, Delaware 19889 Facsimile No.: (302) 658-6548 Attn: Mark Collins, Esq.

7.17    Amendments and Waivers.  Section 14.1 of the Existing Credit Agreement is hereby deleted in its entirety and the following substitution therefore:

"14.1      Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the DIP Lenders (or by DIP Agent at the written request of the DIP Lenders) and Administrative Borrower (on behalf of all Credit Parties) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given."

8.    RELEASE.

8.1    Release of Pre-Petition Claims.

(a) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, in consideration of the agreements of DIP Agent and DIP Lenders contained herein and the making of any Advances by DIP Agent and DIP Lenders, each Borrower and Guarantor, pursuant to the DIP Loan Agreement, as it incorporates the Existing Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Pre-Petition Agent, each Pre-Petition Lender and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Pre-Petition Agent, each Pre-Petition Lender and all such other parties being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Pre-Petition Released Claim" and collectively, "Pre-Petition Released Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower or Guarantor, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this DIP Loan Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Existing Credit Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.

(b) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, each Borrower and Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Pre-Petition Released Claim released, remised and discharged by each Borrower and Guarantor pursuant to this Section 8.1.  If any Borrower or Guarantor violates the foregoing covenant, Borrowers and Guarantors agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

8.2    Release of Post-Petition Claims. Upon (a) the receipt by DIP Agent, on behalf of itself and the DIP Lenders, of payment in full of all Post-Petition Obligations, including the Pre-Petition Revolving Debt, in cash or other immediately available funds, plus cash collateral or other collateral security acceptable to DIP Agent to secure any Post-Petition Obligations, including the Pre-Petition Revolving Debt, that survive or continue beyond the termination of the Loan Documents, and (b) the termination of any obligations to provide Advances and Supplemental Line Advances, in consideration of the agreements of DIP Agent and DIP Lenders contained herein and the making of any Advances, Supplemental Line Advances by DIP Agent and DIP Lenders, each Borrower and Guarantor hereby covenants and agrees at the time of the entry of an order approving an asset sale or otherwise to execute and deliver in favor of DIP Agent and DIP Lenders a valid and binding termination and release agreement, in form and substance satisfactory to DIP Agent (from any and all obligations, liabilities, actions, duties, responsibilities and causes of action arising or occurring in connection with or related to the DIP Loan Agreement, the other Loan Documents or the applicable Financing Order, including, without limitation, a release from any obligation or responsibility, whether direct or indirect, absolute or contingent, due or not due, primary or secondary, liquidated or unliquidated to pay or otherwise fund the Carve-Out Expenses (as defined in the Financing Order)), the terms of which shall be approved in a sale order or other order of the court, provided that an acceptable mechanism satisfactory to DIP Agent has been established to fund the Carve-Out Expenses and the Post-Asset Sale Closing Expenses (as defined in the Financing Order).  If any Borrower or Guarantor violates such covenant, Borrowers and Guarantor agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

8.3    Releases Generally.

(a)    Each Borrower and Guarantor understands, acknowledges and agrees that the releases set forth above in Sections 8.1 and 8.2 hereof  may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases.

(b)    Each Borrower and Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in Section 8.1 hereof and, when made, Section 8.2 hereof.

9.    CONDITIONS PRECEDENT.

In addition to any other conditions contained herein or the Existing Credit Agreement, as in effect immediately prior to the Petition Date, with respect to the Advances and other financial accommodations available to Borrowers (all of which conditions, except as modified or made pursuant to this DIP Loan Agreement shall remain applicable to the Advances and be applicable to other financial accommodations available to Borrowers), the following are conditions to DIP Agent's and DIP Lenders' obligation to extend further loans, advances or other financial accommodations to Borrowers pursuant to the Existing Credit Agreement:

9.1    Borrowers and Guarantor shall furnish to DIP Agent and DIP Lenders all financial information, projections, budgets, business plans, cash flows and such other information as DIP Agent and DIP Lenders shall reasonably request from time to time;

9.2    as of the Petition Date, the Existing Loan Documents shall not have been terminated;

9.3    no trustee, examiner or receiver or the like shall have been appointed or designated with respect to any Borrower, as Debtor and Debtor-in-Possession, or its respective business, properties and assets and no motion or proceeding shall be pending seeking such relief;

9.4    the execution and delivery of this DIP Loan Agreement and all other Loan Documents (if any) to be delivered in connection herewith by Borrowers and Guarantor in form and substance satisfactory to DIP Agent;

9.5    the Interim Financing Order or other Order(s) of the Bankruptcy Court shall ratify and amend the Blocked Account Agreement and deposit account arrangements of Borrowers and Guarantors to reflect the commencement of the Chapter 11 Cases, that each Debtor, as Debtor and Debtor-in-Possession, is the successor in interest to such Borrower, as the case may be, that the DIP Obligations include both the Pre-Petition Revolving Debt and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for in this DIP Loan Agreement;

9.6    the execution or delivery to DIP Agent and DIP Lenders of all other Loan Documents and other agreements, documents and instruments which, in the good faith judgment, of DIP Agent, are necessary or appropriate.  The implementation of the terms of this DIP Loan Agreement and the other Loan Documents, as modified pursuant to this DIP Loan Agreement, all of which contains provisions, representations, warranties, covenants and Events of Default, as are satisfactory to DIP Agent and its counsel;

9.7    satisfactory review by counsel for DIP Agent of legal issues attendant to the post-petition financing transactions contemplated hereunder;

9.8    each Borrower shall comply in full with the notice and other requirements of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to any relevant  Financing Order in a manner acceptable to Agent and its counsel, and an Interim Financing Order shall have been entered by the Bankruptcy Court (the "Interim Financing Order") authorizing the secured financing under the Loan Documents as ratified and amended hereunder on the terms and conditions set forth in this DIP Loan Agreement and, among other things, modifying the automatic stay, authorizing and granting the senior security interest in liens in favor of DIP Agent and DIP Lenders described in this DIP Loan Agreement and in the Financing Order, and granting super-priority expense claims to DIP Agent and DIP Lenders with respect to all obligations due DIP Agent and DIP Lenders.  The Interim Financing Order shall authorize post-petition financing under the terms set forth in this DIP Loan Agreement in an amount acceptable to DIP Agent and DIP Lenders, in their sole discretion, and it shall contain such other terms or provisions as DIP Agent and its counsel shall require;

9.9    other than the voluntary commencement of the Chapter 11 Cases, no material impairment of the priority of DIP Agent's and DIP Lenders' security interests in the Collateral shall have occurred from the date of the latest field examinations of DIP Agent and DIP Lenders to the Petition Date; and

9.10    other than the Specified Defaults no Event of Default shall have occurred or be existing under any of the Existing Loan Documents, as modified pursuant hereto, and incorporated herein.

10.    MISCELLANEOUS.

10.1    Amendments and Waivers.  Neither this DIP Loan Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.2    Further Assurances.  Each Borrower and Guarantor shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord's or mortgagee's waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Loan Documents, any Financing Order or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent's opinion to evidence, perfect, maintain and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this DIP Loan Agreement, any of the other  Loan Documents or the Financing Order.  Upon the request of Agent, at any time and from time to time, each Borrower and Guarantor shall, at its cost and expense, do, make, execute, deliver and record, register or file updates to the filings of Agent and Lenders with respect to the Intellectual Property with the United States Patent and Trademark Office, the financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or use its best efforts to cause the same to be done) and will deliver to DIP Agent and DIP Lenders such instruments evidencing items of Collateral as may be requested by DIP Agent.

10.3    Headings.  The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this DIP Loan Agreement.

10.4    Counterparts.  This DIP Loan Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement.  In making proof of this DIP Loan Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this DIP Loan Agreement by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this DIP Loan Agreement.  Any party delivering an executed counterpart of this DIP Loan Agreement by telefacsimile also shall deliver an original executed counterpart of this DIP Loan Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this DIP Loan Agreement as to such party or any other party.

10.5    Additional Events of Default.  The parties hereto acknowledge, confirm and agree that the failure of any Borrower or Guarantor to comply with any of the covenants,

conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by such Borrower or Guarantor in connection herewith shall constitute an Event of Default under the Loan Documents.

10.6    Costs and Expenses.  Borrowers shall pay to DIP Agent and DIP Lenders on demand all costs and expenses that DIP Agent or DIP Lenders pay or incur in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this DIP Loan Agreement and the other Loan Documents and the Financing Order, including, without limitation: (a) reasonable attorneys' and paralegals' fees and disbursements of counsel to, and reasonable fees and expenses of consultants, accountants and other professionals retained by, DIP Agent and DIP Lenders; (b) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this DIP Loan Agreement, the other Loan Documents, the Financing Order and the transactions contemplated thereby; (c) taxes, fees and other charges for recording any agreements or documents with any governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of DIP Agent and DIP Lenders in the Collateral; (d) sums paid or incurred to pay any amount or take any action required of Borrowers and Guarantor under the DIP Loan Agreement, the Loan Documents or the Financing Order that Borrowers and Guarantor fail to pay or take; (e) costs of appraisals, inspections and verifications of the Collateral and including travel, lodging, and meals for inspections of the Collateral and the Debtors' operations by DIP Agent or its agent and to attend court hearings or otherwise in connection with the Chapter 11 Cases; (f) costs and expenses of preserving and protecting the Collateral; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by DIP Agent during the course of periodic field examinations of the Collateral and Debtors' operations, plus a per diem charge at the rate of $1,000 per person per day for DIP Agent's examiners in the field and office; and (h) costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of DIP Agent and DIP Lenders, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this DIP Loan Agreement, the other Loan Documents and the Financing Order, or to defend any claims made or threatened against DIP Agent, Pre-Petition Agent or any Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by Borrowers.  All sums provided for in this Section 10.6 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the DIP Loan Agreement and the other Loan Documents.  DIP Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Agent with respect to any Borrower or Guarantor.

10.7    Effectiveness.  This DIP Loan Agreement shall become effective upon the execution hereof by DIP Agent and DIP Lenders and the entry of the Interim Financing Order.

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IN WITNESS WHEREOF, the parties hereto have caused this DIP Loan Agreement to be duly executed as of the day and year first above written.

ASCENDIA BRANDS, INC.,

as Debtor and Debtor-in-Possession

By: /s/ Andrew Sheldrick
Name: Andrew Sheldrick
Title: General Counsel

HERMES ACQUISITION COMPANY I, LLC

as Debtor and Debtor-in-Possession

By: /s/ Keith S. Daniels
Name: Keith S. Daniels
Title: Chief Financial Officer

ASCENDIA REAL ESTATE, LLC,

as Debtor and Debtor-in-Possession

By: /s/ Keith S. Daniels
Name: Keith S. Daniels
Title: Chief Financial Officer

ASCENDIA BRANDS CO., INC.,

as Debtor and Debtor-in-Possession

By: /s/ Keith S. Daniels
Name: Keith S. Daniels
Title: Chief Financial Officer

LANDER CO., INC.,

as Debtor and Debtor-in-Possession

By: /s/ Andrew Sheldrick
Name: Andrew Sheldrick
Title: General Counsel

LANDER INTANGIBLES CORPORATION,

as Debtor and Debtor-in-Possession

By: /s/ Andrew Sheldrick
Name: Andrew Sheldrick
Title: General Counsel

ASCENDIA BRANDS (CANADA) LTD.
(formerly known as Lander Co. Canada
Limited),
as Guarantor

By: /s/ Keith S. Daniels
Name: Keith S. Daniels
Title: Chief Financial Officer

WELLS FARGO FOOTHILL, INC.,
as DIP Agent and a DIP Lender

By: /s/ Paul G. Chao
Name: Paul G. Chao
Title: Senior Vice President

FIELD POINT III, LTD.,
as a DIP Lender

By: /s/ Richard Petrilli
Name: Richard Petrilli
Title: Authorized Signatory

SPF CDO I, LTD.,
as a DIP Lender

By:      SPCP Group III LLC,
    Its Collateral Manager

By:  Silver Point Capital, L.P.,
    Its Manager

By: /s/ Richard Petrilli
Name: Richard Petrilli
Title: Authorized Signatory

SPCP GROUP, L.L.C.,
as a DIP Lender

By: /s/ Richard Petrilli
Name: Richard Petrilli
Title: Authorized Signatory

Schedule A

to

DIP Loan Agreement

Specified Defaults

(a) Section 7.1 of the Existing Credit Agreement: Failure of Borrowers to make, when due, (i) principal payment with respect to the Term Loan A-1 in the amount of $500,000.00, which was due on June 30, 2008, (ii) interest payments with respect to Term Loan A-2 in the amount of $1,507,777.88, which was due on June 26, 2008, and in the amount of $6,063.00, which was due on July 1, 2008, and (iii) interest payments with respect to Term Loan A-1A in the amount of $180,166.36, which was due on June 28, 2008, and in the amount of $356.10, which was due on July 7, 2008.

(b) The occurrence and continuation of any Material Adverse Change, material adverse change, or material adverse effect prior to the commencement of the Chapter 11 Cases.

(c) Section 5.3:  Failure of the Credit Parties to deliver certain financial statements, reports, or other items set forth on Schedule 5.3 of the Existing Credit Agreement.

(d) Section 7.8 and 7.14:  The occurrence and continuation of “Events of Default” under Second and Third Lien Documentation

Schedule 1.1(d)

to

DIP Loan Agreement

Initial Budget

Schedule 5.3(a)

to

DIP Loan Agreement

Budget to Actual Report